UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – MAY 17, 2013

MOBILE INTEGRATED SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Suite 502, 25 Adelaide Street East
Toronto, Ontario, Canada M5C 3A1

(Address of principal executive offices)

(416) 479-0880

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Abbas Damji as President, Chief Executive Officer and Member of the Board

Effective as of June 3, 2013, Mr. Abbas Damji commenced serving as the President and Chief Executive Officer of Mobile Integrated Systems, Inc. (the “Company”).  He has also commenced serving as a Member of the Company’s Board of Directors (the “Board”).  The Board appointed Mr. Damji to these positions on May 17, 2013.

Prior to joining the Company, Mr. Damji served as Managing Director at Atlantic Lottery Corporation, one of Canada’s leading lottery and gaming companies with over $1 Billion in sales.  At Atlantic Lottery, Mr. Damji was responsible for equity investments and international expansions allowing the Lottery to diversify cash flows from exposure within domestic markets.  Prior to Atlantic Lottery, Mr. Damji worked at Deloitte & Touche as a Vice President in the Financial Advisory Group where he advised both private equity and corporate clients on investment banking deals across a wide variety of sectors, including gaming, financial services, food and beverage, technology, media and entertainment.

Mr. Damji is a Chartered Accountant and holds an Honours Bachelor of Business Administration from the Schulich School of Business, York University.

No decisions have been made yet regarding Mr. Damji’s compensation.

Effective as of June 3, 2013, Mr. Emlyn David has ceased serving as the Company’s Interim Chief Executive Officer.  Mr. David shall continue to serve as the Company’s Chief Financial Officer.

Item 8.01.	Other Events.

Press Release Regarding the Transaction

On May 21, 2013, the Company issued a press release announcing that Mr. Damji has been appointed as the Company’s new President, Chief Executive Officer and as a Member of the Board, effective as of June 3, 2013.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit.

Exhibit 99.1	Press Release dated May 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOBILE INTEGRATED SYSTEMS, INC.

By:	/s/ Abbas Damji
Name: Abbas Damji
Title: President and Chief ExecutiveOfficer

Date:    June 13, 2013